Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in the registration statement (No. 333-284674) on Form S-8 of Infinity Natural Resources, Inc. of our report dated February 23, 2026, with respect to the abbreviated financial statements of the Utica Shale Property and Equipment of Antero Midstream Corporation which report appears in the Form 8-K/A of Infinity Natural Resources, Inc. dated March 17, 2026.

/s/ KPMG LLP

Denver, Colorado

March 17, 2026